Exhibit 99.2
Final Transcript
Conference Call Transcript
PFCB — Q3 2010 P.F. Chang’s China Bistro, Inc. Earnings Conference Call
Event Date/Time: Oct 27, 2010 / 05:00PM GMT
CORPORATE PARTICIPANTS
Bert Vivian
P.F. Chang’s China Bistro, Inc. — Co-CEO
Rick Federico
P.F. Chang’s China Bistro, Inc. — Chairman, Co-CEO
Mark Mumford
P.F. Chang’s China Bistro, Inc. — CFO
CONFERENCE CALL PARTICIPANTS
Matthew DiFrisco
Oppenheimer — Analyst
Andy Barish
Jefferies & Company — Analyst
John Glass
Morgan Stanley — Analyst
Jeff Bernstein
Barclays Capital — Analyst
Joe Buckley
Banc of America, Merrill Lynch — Analyst
Sharon Zackfia
William Blair & Company — Analyst
Keith Siegner
Credit Suisse — Analyst
Peter Saleh
Telsey Advisory Group — Analyst
Mitch Speiser
Buckingham Research Group — Analyst
Paul Westra
Cowen and Company — Analyst
David Tarantino
Robert W. Baird — Analyst
Brad Ludington
KeyBanc Capital Markets — Analyst
John Ivankoe
JPMorgan — Analyst
Greg Schrader
Morgan Joseph — Analyst
Bart Glenn
DA Davidson — Analyst
Destin Tompkins
Morgan Keegan — Analyst

PRESENTATION
Operator
Good afternoon and welcome to the PF Chang’s China Bistro third quarter 2010 earnings release conference call. Your lines have been placed on listen only until the question and answer session of the conference. (Operator Instructions) Today’s call is being recorded. If you have any objections you may disconnect at this time. I would like to turn the call over to Mr Bert Vivian, Co-Chief Executive Officer. Please go ahead, sir.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Good morning everyone. Thanks for joining us today. Rick Federico, our Chairman and Co-CEO, and Mark Mumford, our Chief Financial Officer are with me today and will be available in just a few minutes for your questions.
A number of our comments today will be forward-looking in nature and as such, will include risks and uncertainties. We recommend that all investor, thoroughly review our quarterly and annual filings with the SEC before taking a financial position in our Company. We intend to file our 10-Q later today.
Our press release this morning is chalk full of information. I trust that everyone has had an opportunity to peruse it. My comments are going to be very brief and then we will open up the call for your questions.
Overall, we are very pleased with how the quarter turned out. The Bistro system showed strength from coast to coast. From a comp store perspective we were positive in 35 out of 38 states. Restaurant operating margins improved 160 basis points over last year. At Pei Wei, we planned our Fall limited time menu offering in October this year, as compared to September of last year. This calendar shift created a negative comparison for us in the quarter. Despite this shift, Pei Wei posted positive comps for the quarter that produced 170 basis points of improved restaurant operating margins. We believe that both concepts are well positioned for the fourth quarter and we have our fingers crossed that the holiday season will be a good one. So far this quarter Bistro comps remain modestly positive, about half a point, while Pei Wei is running about a point and a half to the good.
We’ve been paddling pretty hard since our less than stellar first quarter to achieve our annual earnings goal of $2. While $2 is still possible, I would not assign a high probability to that outcome. The more likely scenario is about a nickel less, which implies fourth quarter EPS of $0.57 versus a 14 week $0.52 last year. Which brings us to 2011. I will offer a very broad view that is short on details. However, it will provide the general framework for a more detailed discussion on our next call, which by the way will be February 16.
New unit development will be very modest at the Bistro. We would like to allocate more capital to that brand. However the development landscape has only provided about three to five opportunities for next year. At Pei Wei, we expect to open 25 to 30 new restaurants over the next two years. Roughly 10 to 12 next year with the balance in 2012. We will continue to expand our Bistro international presence. We expect our partners to open seven to 10 new restaurants next year, including sites in Puerto Rico and the Philippines.
Finally, based on early encouraging results, we expect an increasing revenue contribution from our retail product line. Aggregating those four opportunities generates revenue growth that is mid single digit next year, assuming a rather tepid macro environment. EPS growth should be around 10% as a result of slightly better restaurant margins, improved profitability at our global brands division, and a smaller share count. With that, let’s open up the call for questions.
QUESTION AND ANSWER
Operator
Thank you.
(Operator Instructions).
Our first question comes from Matthew DiFrisco with the company Oppenheimer. Your line is open.
Matthew DiFrisco — Oppenheimer — Analyst
Thank you. Bert, looking into your fourth quarter guidance, I’m just wondering how much of the G&A sort of the incremental pressures that you detailed in the press release, which I appreciate you breaking out, will carry into there. Namely, I guess, your price of your shares are still up substantially over fourth quarter of 2009. So, I’m assuming that you also will have a little bit of extra incremental weight on your G&A line assumed in your $0.50 number for fourth quarter?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
That’s correct. As we look into the fourth quarter today, we’ve been saying for a number of quarters, actually since April, that we thought that, that $2 number was going to be a reach and a stretch goal for us and the reason for that had less to do with operations and more to do with some G&A pressure we felt was going to be coming down the road. I think, as we sit here today, I think it’s probably prudent to shave that back a little bit in anticipation of that, so, we dropped it about a nickel or so to about $1.95.
Frankly, and please don’t take this the wrong way, whether it’s $1.95 or $2, it’s not going to make any difference in terms of how we think about our plans for next year or the following year. It’s a scorecard that we all have to keep, but the truth of the matter is, from an operation standpoint, both of our concepts are, as I mentioned in my comments, very well positioned. We like the momentum that we’re seeing right now. The Bistro strength, as I mentioned, is coast to coast. It just feels better right now than it has over the past few years and, if we have a reasonable holiday season, I think we’ll have a good fourth quarter, again, which sets us up well for 2011.

Matthew DiFrisco — Oppenheimer — Analyst
And, also, just looking at your growth guidance for the Bistro, could you give us some more detail what is really restricting the greater growth in 2011? Is it the format just can’t — there’s not a lot of sites that could fit the format or are you thinking of changing the format at all going forward? I’m just curious why you couldn’t find some more stores, some larger concepts are opening and accelerating expansion a little bit in 2011, and I’m just curious if you have that potential, maybe, given your cash position and everything?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Sure. Right now, we have 200 domestic Bistros and we continue to play with a target number of about 250. Now, again, we won’t be exactly correct with that. It may be a little bit more, it may be a little bit less, but, as we look across the United States, clearly the number of opportunities that are available to us is shrinking versus where it was a few years ago. So, A, the landscape in terms of targets is getting smaller, B, keep in mind that the timeline for us to open a Bistro, generally speaking, is about 18 months. So, the window for next year, if it hasn’t shut, is getting very close to shutting at this point. So, everything that is in the pipeline for 2011, we’ve been working on for some time, actually 2009 and the early part of 2010 and the development landscape is still a little bit upside down. There’s not a lot of new development going on.
Consequently, we — if you combine those two factors, again limited number of opportunities on a go forward basis in terms of where we want to put the Bistro, as well as a difficult development landscape, it has limited, to a degree, our ability to open new Bistros next year. We like the Bistro. We continue to earn great returns there and it’s our — we would anticipate that as we move forward into 2012 and 2013 that the pace of growth, as modest as it is, will probably step up a little bit from where we are in 2011.
Matthew DiFrisco — Oppenheimer — Analyst
Okay and, then, just last question. Could you give us some guidance on what you think the potential holiday effect could be with Christmas falling on a Saturday and Christmas Eve on a Friday to your same-store sales or EPS potentially in the fourth quarter if you factored that in?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Sure. The — having Christmas on Saturday at the margin is probably not helpful to us. However, I will say that the last two weeks of the year, and particularly the last 10 days or so, every day is busy, almost regardless of when Christmas falls, so, to a degree, the calendar shift is negative, but I don’t think it’s that big of an impact. We’re going to be closed Christmas day, as we always are, but those last two weeks are busy and, frankly, it was pointed out to me that the last time that Christmas was on Saturday, the last two times Christmas was on Saturday, we’ve had pretty good retail environments. Now, obviously, there’s lots of things that go into that, but I’m hopeful for a good holiday season. I’m probably a little bit more optimistic than others, but we’ll see, but, in terms of calendar shift, slightly negative but not that much.
Matthew DiFrisco — Oppenheimer — Analyst
Thank you very much.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
You bet.
Operator
Our next question comes from Andy Barish from Jefferies. Your line is open.
Andy Barish — Jefferies & Company — Analyst
Yes, back on the G&A for a second, just trying to get my arms around — you guys have been running a $20 million a quarter run rate rather than the extra week in the Q4 a year ago. Is that reasonable or how much in the third quarter was kind of one-timers related to the — and can you refresh my memory on the performance unit change, what kind of went on there that particularly impacted the third quarter?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
Yes, let’s just kind of walk through all of the G&A and kind of give you a feel for what we’re expecting in Q4. So, I think a broad framework and then dive down the hill. So, our G&A increased about $2.5 million — $2.8 million from Q3 of last year, which about $1.7 million, or $.06, was due to higher share based comp and then we had $600,000 of an excise tax issue on partnership returns in a particular state. So, if we look at that $1.7 million of share based comp, about $1.2 million of that related to the performance unit expense. Our value during the quarter, the Monte Carlo value, increased from $7.25 at the end of Q2 up to $8.76 in Q3. We don’t expect right now, and this is our forecast, so, I mean, the Monte Carlo may come out completely different, but right now we don’t expect in our forecast that it’s going to go much above $9. Now, remember, the cap’s at $12.50. So, between now and the time the program ends, if we’re still at $12.50 or above, we’re going to need to bring that expense up each quarter and each quarter that we go on, that tail that we’re dragging is going to become larger and larger.
So, what we’re expecting in Q4, the changes that we’re looking at, obviously, we don’t expect to see the excise tax again and we’re expecting to see lower performance unit expense because we’re not increasing as much on the performance unit expectation and, in addition, the cash settle awards, unless our stock price moves up dramatically, we’re not expecting to see that expense, as well. So, overall, we should be down from where we were in Q3, given all of those variables between $1.5 million and $2 million from the Q3 level.
Andy Barish — Jefferies & Company — Analyst
Thank you very much.
Operator
Our next question comes from John Glass from Morgan Stanley. Your line is open.

John Glass — Morgan Stanley — Analyst
Thanks. A couple — I guess — just first, Bert, on your broad brush 2011 mid single digit top line. I think you said some modest margin improvement and you’ve got a lot of free cash flow and yet you’re only projecting 10% EPS growth. What’s the missing piece that prevents you from not seeing greater than 10% earnings growth on that reasonably strong top line?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Well, John, we’ve got — as we look forward into next year, we do think there’s going to be a little bit of cost pressure. I mentioned that I thought we were going to have improved performance from our restaurant concepts. I think, coming across the first quarter of next year, we should pick up on the performance versus the first quarter this year. I think that’s where we’re going to drive most of that improvement. From then on, I think it’s going to be a little bit of a battle for us. We do intend to take a little bit of price in the first part of next year to help offset increases where we think we’ll see increases in labor, as well as a slight increase in our cost of goods sold basket. As we push forward into some of the non-operating lines, we are anticipating as much as $0.10 of additional pressure related to our equity incentive comp program, so that’s holding it back just a little bit in terms of where I would guide you today.
John Glass — Morgan Stanley — Analyst
You did say though restaurant margin for the year should improve year on year?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
I believe they will improve slightly year-over-year. We’re not anticipating next year to be a big banner year. Again, your crystal ball is probably much better than mine, in terms of from a macro standpoint, but we think it’s going to continue to be a fairly tepid recovery. We’re hopeful for job growth, although the signs of that are fleeting at best, so in that environment, we think that both of our concepts can grow traffic, but our expectations are very modest with respect to traffic growth. We’ll give you more details clearly here in a few months and as we get a little bit closer to next year, but that’s kind of how we’re thinking right now.
John Glass — Morgan Stanley — Analyst
Okay and then in the fourth quarter there was some discussion or suggestion at some point during the quarter, last quarter that you might spend against some initiatives like menu development and marketing next year. Is that part of the reduction in the earnings expectations for the fourth quarter, are you still spending on those things you talked about earlier?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Well, we are spending on some advertising currently at both concepts, both Bistro and Pei Wei. To the extent that there might be additional spend related to menu initiatives at the Bistro, no. We won’t be doing that because, other than maybe a little bit of work towards the very end of the year with respect to some happy hour activity that’s going to occur in the first part of 2011, we don’t have any additional spend planned.
John Glass — Morgan Stanley — Analyst
And, then, just lastly you talked about current trends at the Bistro being up about half a point and you were encouraged by that. Comparisons get much easier or have gotten easier this month versus last month, so why is that encouraging? It seems like that’s a back slip versus the third quarter.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Well, again, as we thought about the back half of the year this year, we felt like we would see positive traffic and positive comps at the Bistro. We’re early on in the fourth quarter. We remain positive. I think, as we move into the holiday season, I think that strength will continue to grow and again as I mentioned, looking out across the system, looking at various geographies, we like the tone and texture of the results that we’re seeing. Again, it’s very modest growth right now, but, if we’re right about where we think the fourth quarter is going to bring us, in terms of activity around the holidays, I think we stand a reasonable chance to maintain where we are or perhaps grow into that, grow that number a little bit by the time we get to the end of the fourth quarter.
John Glass — Morgan Stanley — Analyst
Okay. Thank you.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
You bet.
Operator
Our next question comes from Jeff Bernstein from Barclays. Your line is open.
Jeff Bernstein — Barclays Capital — Analyst
Great. Thank you. Two questions, Bert, I guess first, or Mark, first on 2011, you mentioned one the commodity basket and two the potential pricing. I’m just wondering whether you can give us anymore visibility on either front in terms of what you’re thinking for inflation as a basket, how much pricing will be necessary to offset that, and your thought process of pricing versus margins, sustaining margins taking price, but risking the fragile traffic improvement? And, then, I had a follow-up on Pei Wei. Thanks.
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
Okay. On the commodity basket side, I think as we’ve told you over the last couple quarters, our supply chain team has been working real hard to lock out 2011 and in fact, they’ve locked up some of the commodities actually through 2012. The biggest wildcard unknown that we had last time we talked to you was on beef. We began to lock some of that into 2011, now. That’s coming in a little bit higher than 2010, so, obviously, our overall commodity basket will probably be up slightly next year.
Jeff Bernstein — Barclays Capital — Analyst
And, the thought process around how much pricing would be necessary or whether you take more pricing to protect margin or whether you aren’t married to the margin per se?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Jeff, our thoughts with respect to pricing, I’m estimating and guestimating that it’s going to be similar to what we did this year, which means roughly 1% to 2% at both concepts.

Jeff Bernstein — Barclays Capital — Analyst
Okay, and then just specific to Pei Wei, I know someone asked earlier with regards to the Bistro and limiting further growth, I know you had mentioned 25 to 30 in two years, a little slower in perhaps 2011 versus 2012, but just wondering whether there’s anything that gives you any pause at this point on being more aggressive on the growth, or would you say this is fast as possible? Seems like Pei Wei is closer to Bistro. I’m wondering whether there’s any thought one cannibalizes another to any degree at all or whether there’s any kind of pause from Pei Wei standpoint being more aggressive or what might limit that? Thanks.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Jeff, I think as we’ve said before, we’ve gone through some trials and tribulations with Pei Wei that everyone’s aware of. We feel very confident with the concept today and confident enough to put new capital to work at the concept. As we thought about that, strategically, Rick and KC and the team made the decision that we wanted to not open up development in the entire United States necessarily, but we wanted to focus on a limited number of markets in order to put this new capital to work and again to prove to ourself, while we have great belief, the proof is always in the pudding. We wanted to prove to ourselves in 2011 and 2012 that Pei Wei was deserving of that fresh capital. Our plan all along was to open roughly 25 to 30 restaurants over a two year period and then to assess whether or not we needed to accelerate or decelerate the development from there.
Again, this is all a part of our longer range planning with respect to the concept. Could we open more? I mean, are there more opportunities available to us? Sure. But, I think Rick and the team are doing a very good job of remaining focused and disciplined in terms of where they are trying to put the Pei Wei to make sure they are as deserving of the capital we’ll put to play here over the next couple of years.
Jeff Bernstein — Barclays Capital — Analyst
Great. Thank you.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
You bet.
Operator
Our next question comes from Joe Buckley with Banc of America, Merrill Lynch. Your line is open.
Joe Buckley — Banc of America, Merrill Lynch — Analyst
Thank you. I just had a couple of questions, I think, are fairly quick ones. Bert, I think you said you comped up at the Bistro at 35 out of 38 states. The three that you’re not, are any of those among your major states in terms of concentration?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Joe, I think that anyone who lives in those states would probably think they’re very major. In terms of our concentration, not really. We beat ourselves up. Our weakest market is up in Massachusetts in Boston and that’s a function of our development there over the last couple of years. We — for the longest time, we had one restaurant and then we opened another one at the Pru Center a few years ago, but, in the last two years we’ve added four or five restaurants within that market and there’s no question that when we add a thousand Bistro seats or more to a market we impact existing Bistro business. I’d be willing to bet anybody a dollar that the Massachusetts, and in particular Boston, will be a better market next year than it is this year.
Joe Buckley — Banc of America, Merrill Lynch — Analyst
Okay, and then a question on the Pei Wei development again. If I understand correctly, that’s not so tied to the new development. Can you convert existing space into Pei Wei’s, and if you’re comfortable could you share the markets where the expansion will be concentrated the next two years?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, Co-CEO
Joe, this is Rick. Yes, the markets we’re going to focus on are going to be markets where we’ve got, what I would call, medium levels of penetration or underpenetrated where we’re actually performing pretty well. If you go back a couple of calls, we also identified the market Chicago as a place where we wanted to go back in and kind of a fresh perspective for Pei Wei. We have opened our first location there, so next year you should expect to see us open restaurants in the Chicago market, in Pennsylvania, probably down in Florida.
We’re focusing on DC, Washington DC, and we are going to remain opportunistic in our large Markets like Dallas, Houston, and Phoenix where we’ve got between 10 and probably 18 restaurants in each one of those markets. We’re going to be opportunistic for an A plus real estate.
Joe Buckley — Banc of America, Merrill Lynch — Analyst
Okay, and then last one. The lowering of guidance for 2010, the only thing that changed in the wording on the guidance is reference to margins, so, I guess, I’m curious. Did the third quarter come in lower than where you thought and if not, what are kind of the new margin issues that you’re thinking about for fourth quarter?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
Hi, Joe, it’s Mark. I think the operative word is slightly down. We haven’t really changed our expectations that much. There’s a few tweaks here and there on a few line items. We expect to see higher utilities, that’s been running a little put higher for us, property taxes and so forth, which just brings it slightly lower than we saw in 2009. So, don’t read too much into that. The real reason is what we already talked about, is really in the G&A.
Joe Buckley — Banc of America, Merrill Lynch — Analyst
Okay, thank you.
Operator
Our next question comes from Sharon Zackfia with William Blair. Your line is open.

Sharon Zackfia — William Blair & Company — Analyst
Hi, good afternoon. You talked about regionality at the Bistro, but I was just wondering if you could talk about any regional differences at Pei Wei. I know you have a big concentration in the comp base in Texas and Arizona. And, then, separately on the Bistro, with the kind of moving away a little bit from Chinese and some of the happy hour tests, how are you seeing consumers respond to that and is that something we will see in a more broad rollout early next year?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, Co-CEO
Sharon, let me do the second part of the question and then I’ll have Mark or Bert do the first part. For those of you who aren’t completely up to speed on the Bistro happy hour, we continue to do kind of a two pronged approach. We initiated initially what we called our 3:00 to 6:00 for $3 to $6, which was basically a discounted opportunity for many of our favorite, our guests favorite food items and drinks, it’s kind of a pretty straightforward way to get into the happy hour business and what we saw was positive traffic. We saw a net of discounts. It was a positive move for the business.
As we further developed our thoughts, we have moved to a test which includes the development of new products, specifically for that period of time. So, what I would call just as a kind of a code word, a triple happiness, our focus is on drinks, on the development of Dim Sum and on the development of Street Fair. That exercise is fully rolled out in the Phoenix market place for last period was the first full period, and we have started to roll that new triple happiness menu to, it’s probably going to be 60 to 70 stores by the end of the year.
The product development is around traditional dumplings. The bulk hogey, the Asian tacos and, again, a lot of this comfortability with stretching outside of Chinese came from some research we did on menu platforms, probably six to eight months ago. The anticipated benefit is that the unique product that’s now available from 3:00 pm to 6:00 pm will drive traffic specifically for that occasion. If we’re right, we think that this may not cannibalize the other day parts, the late lunch or the early dinner, as much as our traditional happy hour possibly is. The new products are more fully priced, but portioned more for a happy hour occasion and, because they’re unique to us, there’s no real point of comparison on our menu where the guests can go, “At normal times, I pay $5 and now I pay $3.50.
The early results are actually encouraging. The triple happiness that’s fully rolled out in Phoenix is actually driving more traffic to happy hour. Our per check average is actually higher in the triple happiness stores versus our traditional happy hour stores and the net-net, again, this is 30 days worth of data, is that we’re seeing higher traffic. We’re seeing slightly higher check and we’re absorbing lower discount. So, it’s lining up to be something you probably will see in the balance of the system, with some modifications to the menu, because, as you might expect, we’ve learned a couple of the products are not as popular as we would have liked or they’re a little more complicated for us to execute. So, we’re going through a little bit of a menu redesign before we roll this out completely.
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
As far as geography, the good news is 70% of our states were positive that Pei Wei does business. The bad news is the six states that were negative were our largest ones, including Arizona and California. If you look at where the LTO marketing last year was focused, and, last year, we really took those dollars and we focused them on a few markets like Phoenix and Dallas and so forth. And, since we don’t have that LTO going this year, that optics is really going to show up. We were, in Dallas and Phoenix, those are the ones that you’re seeing negative this year. Interestingly, if you had looked, as I’m sure you did, look at the supplemental sales information that we gave on our earnings release and you look back at the class years, the class years that are negative are really the ones that we had heavy penetration development in those markets, Phoenix and Texas and so forth, 2002, 2003, 2004. And, the markets that we didn’t do those LTO marketing in are the ones that are actually performing much better. So, you can really tie it back down to the LTO marketing initiative that we had going on in 2009.
Sharon Zackfia — William Blair & Company — Analyst
Okay, great. Thank you.
Operator
Our next question comes from Keith Siegner. Your line is open.
Keith Siegner — Credit Suisse — Analyst
Sure, thanks. One quick question and a little longer one. At the COGS leverage at Bistro in the quarter, it sounds like this was mostly leverage off the pricing that you implemented in the second quarter. Is that fair to say?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
Yes. There’s really two. You’re absolutely right. The price that we took in Q2 certainly helped us. We also had a mix shift, primarily related to dinner for two. The dinner for two penetration went from roughly 9.6% in Q3 of last year all the way up to 11.3%, and the reason that’s important, if you think about the dinner for two, there’s a lot of promotions of chicken on that and chicken typically has a higher cost — higher margin for a lower cost of sales. So, that also added to our improvement in cost of sales.
Keith Siegner — Credit Suisse — Analyst
Okay, so, one follow-up to that then. If you look at the gap to, let’s say the industry, or for now we’ll say Knapp-Track over the last couple months, June and July were very strong months and it seems like right about the time that the pricing was implemented in some of this other stuff, the gap went back to negative for August and September. And, just as you think about it, do you think pricing had some influence on it? Was there something else at Bistro that might have lead to that? Anything along — any thoughts along that line would be really helpful.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Keith, this is Bert. We took the pricing in May and as we looked at the Bistro versus your chosen index of Malcolm’s numbers, I think we’re running actually better than Malcolm’s numbers and we continue to run better than those numbers so I’m not quite sure —
Keith Siegner — Credit Suisse — Analyst
On the two year. I meant the two year.

Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Well, I mean, how many ways you want to slice the apple here? The fact of the matter is we’ve not seen any change with our guest behavior with the implementation of our very modest price increase in May. As I mentioned, the business across our system continues to improve. As we look across the country with just a few exceptions and, again, those tend to be states where we’ve done some development in, our business is getting better.
Keith Siegner — Credit Suisse — Analyst
Okay, thank you.
Operator
Our next question comes from Peter Saleh with Telsey Advisory Group.
Peter Saleh — Telsey Advisory Group — Analyst
Just wondering if you could give us an update on maybe some metrics around the international units and what you’re seeing to date like in terms of AUVs? And, then, maybe just a little bit on the dinner versus lunch, different day parts of the day and week day versus weekend?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Sure, Peter. This is Bert. With respect to international, we have not disclosed AUVs in the past and we — and I wouldn’t anticipate that we’ll do that in the future. I will say, however, that all of our partners are very pleased with the business that they are doing today. They continue to enhance their development pipeline, in terms of restaurants that they intend to build in the future, so, we’re very pleased. We’re early on in this, but thus far, I would give it two thumbs up in terms of how we feel about it and how our partners feel about it.
From a day part perspective, and I’m speaking to the Bistro now, early in the year, we saw on a year-over-year basis, we saw better traffic during the week than we did on the weekend. As we moved into the second half of the year, the weekend has caught up with our weekday traffic to where right now, by and large, we’re fairly even across all days and, actually, relatively even across day parts. We’re a little bit stronger at lunch than dinner, but this kind of goes hand in hand to the comment I keep making is that there appears to be, from everything that we look at, pretty consistent strength. It certainly appears that there — that the macro tide has lifted a little bit year-over-year. I think we can all agree with that and we’re seeing that in our results right now. We would anticipate that, as we move into the fourth quarter, you’ll probably see a little bit more activity during the weekend than weekday. That’s not abnormal at all when you start moving into the holiday season, but, for right now, it’s fairly well evenly split.
Peter Saleh — Telsey Advisory Group — Analyst
Great. Thanks.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
You bet.
Operator
Our next question comes from Mitch Speiser with Buckingham Research. Your line is open.
Mitch Speiser — Buckingham Research Group — Analyst
Thanks. Two general questions. First, on happy hour. The new products, are they engineered to have better gross profit margins than the previous products that you were offering?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, Co-CEO
Yes.
Mitch Speiser — Buckingham Research Group — Analyst
Good straight answer, thank you.
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, Co-CEO
They were engineered to be happy hour friendly and more profitable than the original discounted happy hour items.
Mitch Speiser — Buckingham Research Group — Analyst
Great. And, separately, just on the 2011 guidance of about 10%, you mentioned higher stock based comp. I take it also what’s a headwind is probably pre-opening expense, if you can comment on that and, then, I guess, on the flip side though, you do have international franchising and frozen food contribution coming on in 2011. Can you try to give us any general parameters as to how the global brands will be accretive in 2011? And also just on share repurchase, I think you’ve mentioned maybe about $60 million of share repurchase for 2011. It seems like you could do a lot more than that if you wanted to. Can you discuss maybe what limits you from perhaps being more aggressive with share repurchase in 2011? Thanks.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Hi, Mitch, this is Bert. Anything else you want to tack on to that question? Let’s see. Let me think about — see if I got them all here. With respect to 2011, again, I was purposely short with my comments. I wanted to give people a general framework as to where we think things are going to be next year. There’s no question that global brands is reaching a size and scale, and again for those who aren’t aware, global brands actually has two businesses underneath their umbrella. One is our Bistro international business and the other is our partnership with Unilever on our retail product. Global brands historically has run at a loss as we’ve developed these businesses. We were anticipating this year that loss would narrow significantly and then we always have hoped that there would be a little bit of the proverbial hockey stick as we move into 2011, and that you would see global brands go positive. All those things are true, as we push forward, and there — and we’re very pleased with the rate of growth and how global brands is beginning to ramp up their business.

Once you cover your fixed costs, and they are relatively significant, but, once you cover your fixed costs, then the licensing structure that we have in place in the international markets, as well as with Unilever, allows for a fairly high margin business and, so, as we push forward into 2011, but clearly 2012 and the out years, global brands will become a more important part of our business. And, we think that over the next three to five years, if you look at revenue growth for our Company, revenue growth is going to be mid — it may be, at best, high single digits with the Company that we have in place today. It’s relatively modest revenue growth. We are — we believe we’re going to see low to perhaps mid double digit earnings growth and part of that is due to the growth of global brands and the margin capabilities of that business.
Let’s see, with respect to share repurchase, currently, we intend to repurchase for the year, current year, $40 million worth of our shares. We’ve completed a fair chunk of that through three quarters, but we’ll complete $40 million by the end of this year, which leaves us with $60 million on our authorization. So, as we look into next year, and given the guidance that I’ve laid out, in terms of a general framework, we believe that we will generate significant cash to complete our share authorization of $60 million next year and we’ll probably have a few more pennies left in the cigar box.
Could we do more? I mean the answer is yes, but we don’t have authorization to do more, so, at this point in time, I will tell you that it’s the number 60. Potentially, it could grow, but I would not anticipate that. We do intend to pay out a little bit more in dividends next year, based upon our higher earnings, so, $60 million in share repurchase, $20 million plus or so in dividends means we’re going to return about $80 million to our shareholders next year. That’s probably the extent that you’ll see in 2011.
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
This is Mark. Just to follow-up, one other point. The PUs are going to settle at the end of 2011, we’re going to pay them out in Q1 of 2012, so, we’re going to, depending on what that price is, we’ll need some cash on that as well.
Operator
Our next question comes from Paul Westra with Cowen and Company. Your line is open.
Paul Westra — Cowen and Company — Analyst
Great. Hi, good afternoon. Just one comment or two more, if you could, just on this 2011, 2010 or so earnings growth outlook. I know you mentioned just now about the maybe the low to mid single digit EPS growth opportunity going forward. Obviously, your guidance for 2011 of 10% is at the low end of that, yet you’re obviously going to catch up a lot in the first quarter margin lapse with the rollout of the happy hour and I’m just trying to think — are we missing anything of one-time nature in 2011, I guess, expense side of the equation that you might want to expand upon?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
I think you pretty much hit them. Bert’s talked about the PU pressure that, if we stay at max, that we could have up to $0.10 or so of pressure next year on the equity comp. The — we are going to have the market basket of cost sales are going to go up. We’re going to see some pressure on labor. It’s always an upward slope for us. Hopefully, we take a little bit of price in Q1 to offset that, but I think there’s no surprises out there.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Paul, this is Bert. I just recall another thing that Mitch asked and I’ll answer his question and answer yours. There’s one other piece, he asked about pre-opening. Yes, we will incur more pre-opening costs next year at Pei Wei, as we go from two units in 2010 to 10 to 12 in 2011.
Paul Westra — Cowen and Company — Analyst
Okay, and, then, as far as the equity comp, the composition contracts haven’t changed. It’s just that you’re making more money now, stock prices are higher. Is anything changing to the structure of the contract, because it seems like you caught up with an extra $3 million this quarter here and, then, it seems like if you’re growing additional $3 million in 2011, just on that one line item.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Yes, Paul, this is Bert. Let me review the bidding a little bit here for everyone’s benefit. A couple years ago, we made the conscious decision to play to our strength, if you will, when it comes to equity compensation. We — and, our strength, by the way, is cash generation and we simply made the decision that we were going to create a structure for our equity incentive compensation that would be cash settled rather than stock settled. Because, as you know, if you settle in stock, you’re essentially getting out your printing press and you’re diluting your shareholders on an annual basis by doing that. At this stage in our life and our Company, we thought we’d be better served by cash settling rather than share settling.
All of our equity related compensation for all of our partners, since two years ago, has been granted in these cash settled units. Those cash settled units are considered liability awards from an accounting standpoint. As such, those things are mark-to-market, essentially mark-to-market every quarter, and those pluses and minuses run through our income statement. Ultimately, the value that an individual receives for that equity incentive compensation will absolutely match the expense that we incur and, to us, that makes imminent sense. We think that’s the way it should be. Okay, so, put that aside.
The other piece that Mark has been referring to are performance units simply relates to both Rick and myself. A couple years ago, and I’m not going to rehash history with everyone, but, suffice it to say, that things were a little troubled at the end of 2008, when it comes to the equity markets and everyone who participates in that. A couple years ago, Rick and I made the decision to put a few more chips on the table and take a little bit more risk with respect to equity comp and we said look, we will construct a three year vehicle, which it is a three year cliff vest, that will terminate at the end of 2011 and the only value that will be derived from that vehicle is if we outperform, we being PF Chang’s, outperform the Russell 2000 Index. We felt if we added value to our shareholders over and above the index, then there should be value in our contributions. If we don’t, then we get zippo the hippo. There would be no value. We haven’t added value over and above the Russell, therefore, we didn’t feel like we should be paid.

So, on those performance units, they are a little bit different animal because we have not one variable, but two variables involved in trying to figure out what the value is, both PF Chang’s stock, as well as the Russell 2000. Because of that, while they’re still classified as a liability award, we have to go through a Monte Carlo simulation and a third party does that for us and every quarter, we mark-to-market to that third party valuation. As you might expect, the closer we get to the end of next year, that value will begin to true up to whatever the ultimate value is at the end of next year. So, to a degree, what you saw in the third quarter, what you’ll see in the fourth quarter, and, then, as we move into next year will be a true up on these performance units.
Right now, Rick and I are in the money on those and, therefore, we’ve, I think, at the end of the third quarter we’ve expensed up to $6 million. The performance units are capped at a value of $15 million, so there’s another $9 million sitting out there that’s potentially going to run through our income statement. We will see. As my mom used to say, there’s a gap between the spoon and the mouth and we’ll see whether or not what happens over the next 12 to 13 months. However, you should know that, as we move through 2011 and, as we go forward in 2012, these performance units will expire. We will not be replacing these performance units with another round of performance units, and, to the extent that any type of equity incentive is in place for Rick and I, it will have less of an impact on our income statement than these performance units.
Paul Westra — Cowen and Company — Analyst
Thank you. Very helpful.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Good. And, by the way, all of this is detailed out in our 10-K, so, if I’ve lost anybody in this explanation it’s completely understandable. I think it’s on page 68 of our 10-K.
Operator
Our next question comes from David Tarantino with Robert W. Baird. Your line is open.
David Tarantino — Robert W. Baird — Analyst
Hello, good afternoon. Bert, I want to come back to your comments about the business continuing to show signs of improvement and, in particular, it looks like if you look at sort of the month to month trend for the last few months at least, we’ve seen comps slowdown at both brands. So, perhaps, could you reconcile the comment with that trend and talk about why you think the same-store sales numbers that you’re reporting are starting to slow?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Well, David, sometimes lots of information isn’t helpful. If I told you that last week things were improving versus the prior week, would that help you? There’s no question that trends decelerated through the third quarter from a comp perspective at both concepts. Our expectations for the fourth quarter are not significant. We do expect both concepts to provide positive comps in the fourth quarter, but we’re not asking for a lot. And, again, I know that in this business we all fixate on directional trends, but the fact of the matter is, is that if we move into the fourth quarter and both of our concepts produced positive comps, we stand a very good chance of having a good fourth quarter and I think we’ll deliver within a whisker or two of where we said we were going to deliver at the beginning of this year.
So, insofar as we are concerned, we like the tone and texture of the business. We love the way that our — that both of our teams are executing at the unit level. They had a very good third quarter. As you’ve heard me say a number of times, July and August tend to be good months and we tend to hold on for dear life in September. We made money in September this year, which is unusual for us. Consequently, we feel pretty good about where things are and where things are headed, and, again, we all measure things by the quarter, but the fact of the matter is, within our four walls, as we look forward into 2011, into 2012 and beyond, we love our positioning.
We like the — both concepts, in terms of their geographical dispersion across the United States. Pei Wei continues to, I think, perform at a very high level executionwise. They are going to grow their business and the fact of the matter is we fully expect them to improve their operating performance over the next few years, and help drive a better pre-tax margin for the Company overall. So, I realize that I’m probably a little bit broader than you’d like with my answer but again, we feel pretty good about where it stands today and what it means for next year.
David Tarantino — Robert W. Baird — Analyst
Okay, and then I guess specifically for Pei Wei, could you help us to understand the impact of the marketing shift that you did, maybe the impact on the September comps and the benefit you’re seeing in October from that shift and that promotion?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, Co-CEO
Let me take a shot at that one. For the first time, one of the things we’re doing with Pei Wei is we’re actually learning the impact marketing can have, so, if you back up and look at the LTO process that we’ve had in place as we got to September of this year, it really was the first time we lapped a period of time where we had fairly significant LTO promotion going on. So, in September of 2009, we actually drove positive traffic at Pei Wei north of 4%. We decided to test a slightly different model this year, again using an LTO. We’ve shifted that spend and that launch to — actually made a couple changes. We shifted the spend to October, primarily along the lines of Bert’s thoughts that September is not necessarily the best month in the restaurant industry, that we might get a greater impact by shifting the spend to October, which is traditionally a better month. We wanted to — and so, in effect, what happened in September this year after lapping that 4% plus in traffic, is we were actually down about 4%.
Last year, and Mark alluded to this, the bulk of the spend was in our major markets and the bulk of our traffic decline in September was in our major markets, so things were kind of lining up, in relationship to what we were seeing in traffic and in relationship to where we were promoting and where we were spending. What we’re testing now, at this point, is a couple of things. One is how robust does the activation need to be around an LTO launch. In the past, it was almost if you went to the restaurant during the activation period, there was an immediate benefit. In this particular launch, you came in as part of the activation and it was treated more like a bounce back and it had a limited expiration date. So, you had another week or 10 days to come back in and redeem what the benefit was. I think we’ve learned that, that probably does not drive as much early traffic as a more immediate activation strategy.

We’ve reduced the spend in our big markets and actually spread the peanut butter a little bit over a couple of our other more medium sized markets and we got pretty much what you might expect. We’ve seen about a 4% lift in October over prior year in traffic, systemwide. More of it has come in the medium size markets and less has come in the big markets. So, with that learning, we will craft our next LTO launch, which will happen some time in the middle to the end of the first quarter next year.
David Tarantino — Robert W. Baird — Analyst
And, Rick, just a quick follow-up on that. Is the idea, once you optimize sort of your approach on the LTO front, the business clearly seems to be responding to that. Would you consider increasing the frequency of those types of events to maybe generate a more sustainable lift in the overall business?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, Co-CEO
We typically are — what we’re doing three launches a year. Two are more fully supported like the one we’re in right now, and then we have — what we found this was we have generated or developed some favorites that, when we take them away, people are kind of asking for them to come back, so this we brought back the Thai Mango Chicken. Last year one of our LTO launches that was really popular was the caramel, Vietnamese Caramel Chicken. So, there’s a probability that you will see either the Caramel Chicken or the Thai Mango resurface again some time middle part of the year. And, candidly, given the length and depth of the launch and how long we would like to keep the product actually in the stores, I think three probably is the right number, at least for now.
David Tarantino — Robert W. Baird — Analyst
That’s helpful, thank you.
Operator
Our next question comes from Brad Ludington with KeyBanc Capital Markets. Your line is open.
Brad Ludington — KeyBanc Capital Markets — Analyst
Thank you. Most of them have been answered. I just have a couple of brief ones. First on the international openings for 2010, are you still expecting six total, so three in the fourth quarter?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
No, I believe, Brad, we have — this is Bert. I believe we have one more coming in the fourth quarter.
Brad Ludington — KeyBanc Capital Markets — Analyst
Okay, so it will be a four total for the year?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
Six total. We had one open in 2009 and then we had six open this year.
Brad Ludington — KeyBanc Capital Markets — Analyst
Okay, and, then, can you comment on the frozen foods? What the sales were this past quarter? I don’t know if you share that information or not on the call and just kind of the growth. I know you talked about it some, but the growth you’ve seen and if you think that level of growth can continue in the coming quarters.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Yes, Brad, this is Bert again. We don’t spike out specific sales with respect to the retail product this year. You will see us next year break apart our revenue streams between international and the retail product. My guess is you’ll begin seeing that in the first quarter of next year, so I’ll hold off answering that until next year.
Brad Ludington — KeyBanc Capital Markets — Analyst
Okay, thank you very much.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
You bet.
Operator
Our next question comes from John Ivankoe with JPMorgan.
John Ivankoe — JPMorgan — Analyst
Okay, hi. Thank you. Just a couple of follow-ups, if I may. The first, the COGS in the quarter at the Bistro, 25.1. I don’t know of you ever even expected to see that when you started the Company. Do you think that that’s the right level? Is that the right value to the consumer? Could it even drop lower? Is there any structural reason why it couldn’t or might there be an opportunity to reinvest some of that very strong gross margin at this point? And, I have a few follow-ups as well.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
John, this is Bert. You’re right. From a — if you look back historically, that is a low number for us. We have been consistent over time in adding value to the guest and, when we have the opportunity, whether it’s through commodity pricing or through pricing, to enhance the offering to our guests, I think we’ve done that over the 15 years or so that we’ve been doing this. I would expect, if there’s a directional move on cost of sales, it’s up, not down, in terms of what we’re putting on the plate. Now, we may be able to offset, again, some of that with pricing or with maybe some great purchasing by our supply chain, but the fact of the matter is from a guest perspective, I think they will continue to see a better and better product offering from PF Chang’s. That’s what we’ve always try to do. There’s no reason we’re going to change our stripes in that regard.
John Ivankoe — JPMorgan — Analyst
Secondly, do you know how much Unilever is spending on advertising televisionwise or, I guess, media in general in 2010, and do you have any idea what that might be in 2011?

Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Yes and yes. But, are we going to tell you? No.
John Ivankoe — JPMorgan — Analyst
Okay, well I’ll ask you this. Is 2011 — I guess, in total, and on a run rate basis?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
John, John, John, go on to another line of questioning.
John Ivankoe — JPMorgan — Analyst
Okay, I — well, maybe we’ll talk about that later.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
No.
John Ivankoe — JPMorgan — Analyst
Well, at least where I can see the winks and the nods at some point, but, anyway, of course that wouldn’t happen.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
No, John.
John Ivankoe — JPMorgan — Analyst
Okay, fine, enough of that. And, then, finally, I know your experience with leverage was kind of an interesting one over the past couple of years and clearly, your free cash and stability of your business would suggests that you could put on some, especially if returning cash to shareholders became even more important than it already is. Is that even a possibility or consideration at this point?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
John, I think that I appreciate the question and certainly the follow-up. We are working hard to continue to put capital to work in our business, both at Bistro and Pei Wei. As you know, we have a lending arrangement to a concept called True Food, which, by the way, is doing very well, and we’re hopeful that at some point in time that may come to fruition and become part of our world, but that remains to be seen.
As we think about returning money to our shareholders, again first and foremost we’re going to grow our business. If we have any cash left over from that, then we’re going to figure out ways to get it back into our shareholders hands. We don’t think it’s necessarily prudent to lay on additional leverage on our balance sheet in order to accomplish that. As you know, despite the fact that it doesn’t show up on our balance sheet, restaurant companies are fairly levered because of the operating leases that underlie all of our restaurants. There will be a point in time in the future when all of this is going to come on the balance sheet and my guess is people will say oh, there is a fair amount of leverage in this business. So, I don’t think it’s prudent to lay leverage on top of that and so I don’t expect that you’ll see that from us in the next few years.
John Ivankoe — JPMorgan — Analyst
Okay, great. Thank you.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
You bet.
Operator
Our next question comes from Greg Schrader with Morgan Joseph. Your line is open.
Greg Schrader — Morgan Joseph — Analyst
Hi, thank you. At one point, Bert, I think you alluded to testing or at least considering a test of a lower calorie menu at the Bistro. Just wondering if you moved forward with that or where that stands?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, Co-CEO
This is Rick. There are actually, I think we chatted briefly about a couple of culinary initiatives that the Bistro and Pei Wei were focused on. The first one was the development of the happy hour specific, or the triple happiness, products and then we are working towards the development of what internally we’re just calling Bistro 500, which are some uniquely developed menu items that carry a slightly healthier bias. Those products are in the test kitchen, but have not gone to test in the market place yet. And the third would be an exercise in the development of a few products that might be more specifically focused at lunch.
Greg Schrader — Morgan Joseph — Analyst
Okay, thanks, and then as far as True Foods, is there a time frame on the loan agreement, or, I guess, said differently, is there a certain period of time you have to evaluate the business before your equity option expires?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Greg, I think that the best way to answer that is to just give you insight as to how we’re thinking. I believe that at some point in time late next year, perhaps into early 2012, we’ll sit down with Sam and evaluate his progress thus far with respect to True Food. We’re clearly enamored with the concept. I think he and his team are doing a great job. They have all two units open right now, but a third one is going to open up here in a few weeks in Scottsdale. We wanted to get our toe in the water and to help Sam from a capital standpoint. I think that late next year, early 2012 we’ll all sit down and talk about whether or not it makes sense for True Food to be part of the PF Chang’s umbrella or not and that’s probably the best timeline for you to think about.
Greg Schrader — Morgan Joseph — Analyst
Okay, thank you.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
You bet.

Operator
Our next question comes from Bart Glenn with DA Davidson. Your line is open.
Bart Glenn — DA Davidson — Analyst
Thank you. I was just curious to what extent do you think the retail advertising by Unilever is having an impact on store traffic?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Well, Bart, this is Bert. We don’t know. The short answer is we don’t know. The longer answer is that we all believe that there is some level of positive halo with respect to Unilever’s advertising of our retail product. Beyond that, we have a difficult time saying anything that’s more quantifiable.
Bart Glenn — DA Davidson — Analyst
Thank you, and then just as a follow-up. In addition to the happy hour initiative, I was wondering if there were any other ways you can go about trying to market the value proposition to your customers, because — or potential customers, because I think a lot of people may still think that it’s more expensive to dine at the Bistro than it really is.
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, Co-CEO
Well, this is Rick. We actually are looking into the first quarter and we will put a few marketing dollars behind the launch of the triple net happiness happy hour. We will have by that point in time a pretty good baseline of what happens when we were doing just a discounted PF Chang’s favorites, what’s currently happening with the triple happiness product in the Phoenix market place, and, then, early next year, we will launch the marketing behind that, probably in mid January and into February and be better able to evaluate whether or not that resonates with the consumer base we’re trying to target.
Bart Glenn — DA Davidson — Analyst
Thank you.
Operator
Our next question comes from Destin Tompkins with Morgan Keegan. Your line is open.
Destin Tompkins — Morgan Keegan — Analyst
I’m going to show mercy. No questions for me, but I would like to put in my vote that the Thai River Noodles should get the permanent menu at Pei Wei.
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, Co-CEO
It’s selling in the top five product mix, so, it’s been pretty well received.
Destin Tompkins — Morgan Keegan — Analyst
Well, I’m a big fan.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Thanks, Destin.
Operator
We currently have no other questions back in queue.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Thank you all very much for joining us today. Again, our next earnings call will be February 16 of 2011. Thanks so much. Bye-bye.
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, Co-CEO
Thank you.